STRICTLY PRIVATE & CONFIDENTIAL

BY HAND

Mr. S. Hearn
Chairman & CEO Willis Global
51 Lime Street
London EC3M 7DQ

19th July 2012

Dear Steve

Further to recent discussions I am delighted to confirm the following amendments to your contract of employment dated 28 February 2011 (and signed by you on 16 March 2011) (the 'Contract'):

1. With effect from 1 January 2012 your job title shall be Chairman and Chief Executive Officer, Willis Global, reporting to the Chairman and Chief Executive Officer of Willis Group Holdings Plc.

2.	With effect from 1 January 2012 your annual base salary shall be £500,000.

3.
With effect from 1 January 2012 you shall be eligible to participate in the Company's Annual Incentive Plan (AlP) with a target of 175% of base salary. In respect of the AlP Award for 2012 (payable in 2013) this shall have a value of not less than 150% of your base salary.

Save for the AlP Award for 2012 payment of AlP is non-contractual and any payment made to you (including the AlP Award for 2012) will be subject to the usual tax and National Insurance deductions and will only be paid if you are employed and not serving notice (whether given or received) at the time payment is normally made (in March each year).

The Company reserves the right, in recognition of your future loyalty, to pay all or a portion of any AlP payment in the form of cash, restricted cash with clawback provisions, restricted stock, stock options or other long term incentive instrument.

4.
The Share Award Committee has approved the grant to you of 6500 restricted stock units (the "Award") of the common stock of Willis Group Holdings Public Limited Company ("WGH"). The Award was granted to you on 1 March 2012 (the "Grant Date") and will vest in equal tranches on the first, second and third anniversaries of the Grant Date provided you are employed by the Company on each anniversary date. I confirm that you have signed all necessary paperwork to put the Award into effect.

5.	In the event the Company terminates your employment for a reason other than Cause the Company will pay you, in addition to any contractual notice pay due to you, an amount equal to your on target award under the AlP applicable at the time the Company serves you with notice of termination of your employment.

"Cause" means for the purposes of this letter:

•	· your gross and/or chronic neglect of your duties; or

•	your conviction in a Court or Tribunal of competent jurisdiction of an offence involving moral turpitude; or

•	dishonesty, embezzlement, fraud or·other material wilful misconduct by you in connection with your employment; or

•	the issue of any final instruction or order for your removal as an associate of the Company and/or Officer of the Company by any Court, Tribunal or regulatory authority of competent jurisdiction; or

•
your violation of any obligation of confidence and/or fiduciary duty and/or duty of loyalty and/or any other material obligation owed by you to the Company as set out in this Contract of Employment or other agreement with the Company or as implied at common law; or

•	any material breach by you of the Company's Code of Ethics; or

•	your failure to maintain any insurance or other license or permission necessary for the proper performance of the duties of your position.

For the avoidance of doubt Cause shall not include an immaterial, isolated instance of ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if you have exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to your position.

All other terms of your Contract remain unchanged.

The above·amendment to your Contract is subject to your agreement. If you consent to the above please sign one copy of this letter where indicated below and return it to me, retaining the other copy for your records.

I look forward to hearing from you.

Your sincerely

/s/ IAN CUTLER                        /s/ STEPHEN HEARN
Ian Cutler                        Stephen Hearn
HR Director International & UK                Chairman & CEO
Human Resources                    Willis Global